Exhibit 99.1

Iteris Reports Record Second Quarter Revenue of $27.9 Million

SANTA ANA, Calif. — November 5, 2019 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its second fiscal quarter 2020 ended September 30, 2019.

Fiscal First Half and Second Quarter 2020 Financial Highlights

•                  Total second quarter revenue of $27.9 million and first half revenue of $54.5 million, up 14% and 9% respectively year over year

•                  Total second quarter net bookings of $34.7 million and first half net bookings of $65.7 million, up 3% and 7% respectively year over year

•                  Total ending backlog of $70.6 million, up 18% sequentially

•                  Closed acquisition of Albeck Gerken (AGI), Incorporated, which contributed $1.7 million of revenue to the Transportation Systems segment.

Management commentary:

“We are pleased to report record total revenue, net bookings and ending backlog results for the second quarter of fiscal 2020,” said Joe Bergera, president and CEO. “As we enter the second half of fiscal 2020, we expect our revenue growth to accelerate due to an increase in the rate of revenue conversion on the historically high backlog of our Transportation Systems segment.”

“On July 2, we closed the acquisition of Albeck Gerken and our integration is proceeding to plan. Additionally, we are already beginning to realize commercial benefits from the combination of the two companies. Looking ahead, Iteris remains well positioned to capitalize on favorable long-term, secular trends in both our end markets — smart transportation and digital agriculture.”

GAAP Fiscal Second Quarter 2020 Financial Results

Total revenue in the second quarter of fiscal 2020 increased 14% to $27.9 million, compared with $24.4 million in the same quarter a year ago. This increase was driven primarily by a 14% increase in Transportation Systems, a 14% increase in Roadway Sensors and a 20% increase in Agriculture and Weather Analytics. AGI contributed $1.7 million in revenue to the Transportation Systems segment for the period.

Operating expenses in the second quarter increased 24% to $13.7 million, compared with $11.1 million in the same quarter a year ago. This increase was primarily due to expenses related to the acquisition of AGI, as well as increased bid and proposal activities in Transportations Systems. In connection with the AGI acquisition completed in July 2019, we added general and administriative employees, which is expected to increase our selling, general and administrative expense in fiscal 2020.

Operating loss in the second quarter was $2.4 million, compared with $1.4 million in the same quarter a year ago. Net loss in the second quarter was $2.2 million, or ($0.05) per share, compared with $1.3 million or ($0.04) in the same quarter a year ago.

GAAP Fiscal Half Year 2020 Financial Results

Total revenue in the first half of fiscal 2020 increased 9% to $54.5 million, compared with $49.9 million in the same quarter a year ago. This increase was driven primarily by a 16% increase in Roadway Sensors, a 3% increase in Transportation Systems, and a 9% increase in Agriculture and Weather Analytics.

Operating expenses in the first half increased 13% to $25.7 million, compared with $22.8 million in the same period a year ago. This increase was primarily due to expenses related to the acquisition of AGI, as well as increased bid and proposal activities in Transportations Systems.

Operating loss in the first half was $3.9 million, compared with $3.0 million in the same period a year ago. Net loss in the first half was $3.8 million, or ($0.10) per share, compared with $2.9 million or ($0.09) in the same quarter a year ago.

Cash and short-term investments increased $20.5 million from the start of the fiscal year as a result of $26.8 million in net proceeds from the issuance of 6.2 million shares of common stock in connection with our public offering in the first quarter, which was offset by $5.6 million of cash used for the purchase of AGI on July 2. Excluding these transactions, our cash and short-term investments balance decreased slightly to $8.1 million from the prior year end balance of $9.0 million, primarily due to non-recurring AGI acquisition costs. Long-term assets and liabilities increased $23.1 million and $12.1 million respectively, when compared to the prior year end, primarily as a result of the adoption of the new lease accounting standard, ASC 842, which requires the recording of lease-related assets and liabilities on our balance sheet, and $9.2 million of goodwill and intangibles related to the AGI acquisition.

Non-GAAP Fiscal Second Quarter 2020 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measures: non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) stock compensation expense; (b) depreciation; (c) amortization; (d) the costs associated with the acquisition of Albeck Gerken; and (e) the estimated tax effect of the foregoing non-GAAP adjustments. A discussion of the company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation”, which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and six months ended September 30, 2019 and 2018.

Non-GAAP operating expenses in the second quarter were approximately $11.9 million, compared with $10.3 million in the same quarter a year ago. Non-GAAP operating loss in the second quarter was approximately $322,000, compared with with non-GAAP operating loss of approximately

$409,000 in the same quarter a year ago. Non-GAAP net loss in the second quarter was approximately $178,000, or ($0.00) per share, compared with a non-GAAP net loss of approximately $364,000, or $(0.01) per share, in the same quarter a year ago.

Non-GAAP Fiscal Half Year 2020 Financial Results

Non-GAAP operating expenses in the first half were approximately $22.8 million, compared with $21.2 million in the same period a year ago. Non-GAAP operating loss in the first half was approximately $690,000, compared with non-GAAP operating loss of approximately $950,000 in the same period a year ago. Non-GAAP net loss in the first half was approximately $559,000, or ($0.01) per share, compared with a non-GAAP net loss of approximately $902,000, or $(0.03) per share, in the same period a year ago.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal first quarter 2020 results.

Date: Tuesday, November 5, 2019

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-800-367-2403

International dial-in number: +1 334-777-6978

Conference ID: 7888058

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 12, 2019. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s recent acquisition, our future performance, growth and profitability, operating results, and financial condition and prospects.

Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to secure additional contract awards and successfully complete awarded contracts on a timely and cost-effective basis; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully complete and integrate acquired companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; risks related to our ability to recruit and/or retain key talent; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	March 31,
	2019	2019

ASSETS:
Cash	$9,457	$7,071
Short-term investments	20,011	1,935
Trade accounts receivable, net	16,414	16,929
Unbilled accounts receivable	8,287	6,487
Inventories	2,542	2,916
Prepaid expenses and other current assets	2,209	1,367
Total current assets	58,920	36,705

Property and equipment, net	2,178	1,965
Right-of-use assets, net	13,558
Intangible assets, net	6,884	3,286
Goodwill	20,590	15,150
Other assets	1,110	849
Total assets	$103,240	$57,955

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade accounts payable	$11,811	$9,441
Accrued payroll and related expenses	6,430	6,536
Accrued liabilities	3,609	2,370
Deferred revenue	5,387	4,883
Total current liabilities	27,237	23,230
Long-term liabilities	12,773	670
Total liabilities	40,010	23,900
Stockholders’ equity	63,230	34,055
Total liabilities and stockholders’ equity	$103,240	$57,955

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Product revenues	$13,795	$12,412	$28,312	$24,330
Service revenues	14,087	12,005	26,177	25,562
Total revenues	27,882	24,417	54,489	49,892
Cost of product revenues	7,551	6,902	16,046	13,396
Cost of service revenues	8,947	7,854	16,652	16,643
Total cost of revenues	16,498	14,756	32,698	30,039
Gross profit	11,384	9,661	21,791	19,853

Operating expenses:
Selling, general and administrative	11,518	9,080	21,586	18,710
Research and development	1,986	1,912	3,830	4,001
Amortization of intangible assets	231	65	297	130
Total operating expenses	13,735	11,057	25,713	22,841
Operating loss	(2,351)	(1,396)	(3,922)	(2,988)

Non-operating income:
Other income (expense), net	117	18	107	33
Interest income	48	41	81	80
Loss from operations before income taxes	(2,186)	(1,337)	(3,734)	(2,875)
Provision for income taxes	(1)	(4)	(25)	(45)
Net loss	$(2,187)	$(1,341)	$(3,759)	$(2,920)
Net loss per share - basic and diluted	$(0.05)	$(0.04)	$(0.10)	$(0.09)
Shares used in basic and diluted per share calculations	40,493	33,242	37,397	33,221

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended September 30, 2019
Product revenues	$12,480	$1,315	$—	$13,795
Service revenues	75	12,716	1,296	14,087
Total revenues	$12,555	$14,031	$1,296	$27,882

Segment operating income (loss)	$2,224	$1,942	$(1,136)	$3,030
Corporate and other income (expense), net				(4,219)
Acquisition-related costs				(766)
Amortization of intangible assets				(231)
Operating loss (before taxes)				$(2,186)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended September 30, 2018
Product revenues	$10,960	$1,452	$—	$12,412
Service revenues	17	10,907	1,081	12,005
Total revenues	$10,977	$12,359	$1,081	$24,417

Segment operating income (loss)	$2,477	$1,771	$(1,589)	$2,659
Corporate and other income (expense), net				(3,931)
Amortization of intangible assets				(65)
Operating loss (before taxes)				$(1,337)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Six Months Ended September 30, 2019
Product revenues	$25,251	$3,061	$—	$28,312
Service revenues	112	23,329	2,736	26,177
Total revenues	$25,363	$26,390	$2,736	$54,489

Segment operating income (loss)	$4,556	$3,508	$(2,171)	$5,893
Corporate and other income (expense), net				(8,408)
Acquisition-related costs				(922)
Amortization of intangible assets				(297)
Operating loss (before taxes)				$(3,734)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Six Months Ended September 30, 2018
Product revenues	$21,761	$2,569	$—	$24,330
Service revenues	76	22,974	2,512	25,562
Total revenues	$21,837	$25,543	$2,512	$49,892

Segment operating income (loss)	$4,310	$3,129	$(2,731)	$4,708
Corporate and other income (expense), net				(7,453)
Amortization of intangible assets				(130)
Operating loss (before taxes)				$(2,875)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release: non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; (d) the costs associated with the acquisition of Albeck Gerken, Inc.; and (e) the estimated tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry. The company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance, and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Iteris excludes stock-based compensation expenses from its non-GAAP financial measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Iteris believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

b)             Iteris excludes depreciation expenses from its non-GAAP financial measures. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

c)              Iteris incurs amortization of developed technology and purchased intangibles in connection with acquisitions of certain businesses and technologies. Amortization of developed technologies and purchased intangibles is inconsistent in amount and frequency, and is significantly affected by the timing and size of our developments and acquisitions. Management finds it useful to exclude these variable charges from our cost of revenues and operating expenses to assist in budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of developed technologies and purchased intangible assets will recur in future periods.

d)             The amount includes legal, audit, and valuation costs associated with the acquisition of Albeck Gerken. These costs are non-recurring in nature. The amount also includes stock based compensation and salaries expense related to retention agreements with certain AGI employees.  These amounts are payable over the three year term following the closing of the acquisition.

e)              The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for the first quarters of Fiscal 2020 and Fiscal 2019, were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

GAAP net loss	$(2,187)	$(1,341)	$(3,759)	$(2,920)

GAAP net loss per share - basic and diluted	$(0.05)	$(0.04)	$(0.10)	$(0.09)
The non-GAAP amounts have been adjusted to exclude the following items:
Excluded from cost of revenues
Amortization (c)	$156	$220	$337	$420

Excluded from operating expenses
Stock based compensation (a)	$654	$504	$1,256	$1,025
Depreciation (b)	222	198	420	463
Amortization (c)	231	65	297	130

Acquisition-related costs (d)	766	—	922	—
Total excluded from operating expenses	$1,873	$767	$2,895	$1,618

Total excluded operating loss	$2,029	$987	$3,232	$2,038

Income tax effect on non-GAAP adjustments (e)	(20)	(10)	(32)	(20)
Total excluded from operating expenses after income tax effect	$2,009	$978	$3,200	$2,020

Non-GAAP net loss	$(178)	$(364)	$(559)	$(902)

Non-GAAP net loss per share - basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.03)

(a) - (e)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP cost of revenues	$16,498	$14,756	$32,698	$30,039
Amortization (c)	(156)	(220)	(337)	(420)
Non-GAAP cost of revenues	$16,342	$14,536	$32,361	$29,619

GAAP operating expenses	$13,735	$11,057	$25,713	$22,841
Stock based compensation (a)	(654)	(504)	(1,256)	(1,025)
Depreciation (b)	(222)	(198)	(420)	(463)
Amortization (c)	(231)	(65)	(297)	(130)
Acquisition costs (d)	(766)	—	(922)	—
Non-GAAP operating expenses	$11,862	$10,290	$22,818	$21,223

GAAP operating loss	$(2,351)	$(1,396)	$(3,922)	$(2,988)
Stock based compensation (a)	654	504	1,256	1,025
Depreciation (b)	222	198	420	463
Amortization (c)	387	285	634	550
Acquisition costs (d)	766	—	922	—
Non-GAAP operating loss	$(322)	$(409)	$(690)	$(950)

(a) - (d)  See corresponding footnotes above.